EXHIBIT 4.12

$225,000,000

FACILITY AGREEMENT

dated 17 September 2004

for

ENODIS HOLDINGS LIMITED

with

LLOYDS TSB BANK PLC

SUNTRUST BANK

NATIONAL WESTMINSTER BANK PLC

WACHOVIA BANK, N.A.

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

COMERICA BANK

as Original Lenders

with

THE ROYAL BANK OF SCOTLAND PLC

acting as Agent

MULTICURRENCY REVOLVING FACILITY AGREEMENT

CONTENTS
Page
Clause

1. Definitions And Interpretation	1
2. The Facility	12
3. Purpose	12
4. Conditions Of Utilisation	12
5. Utilisation - Loans	14
6. Utilisation - Letters Of Credit	15
7. Letters Of Credit	18
8. Optional Currencies	21
9. Repayment	23
10. Prepayment And Cancellation	23
11. Interest	26
12. Interest Periods	26
13. Changes To The Calculation Of Interest	27
14. Fees	28
15. Tax Gross Up And Indemnities	28
16. Increased Costs	34
17. Other Indemnities	35
18. Mitigation By The Lenders	36
19. Costs And Expenses	36
20. Guarantee And Indemnity	38
21. Representations	43
22. Information Undertakings	45
23. Financial Covenants	49
24. General Undertakings	52
25. Events Of Default	57
26. Changes To The Lenders	61
27. Changes To The Obligors	63
28. Role Of The Agent	66
29. Conduct Of Business By The Finance Parties	70
30. Sharing Among The Finance Parties	70
31. Payment Mechanics	72
32. Set-Off	74
33. Notices	74
34. Calculations And Certificates	76
35. Partial Invalidity	76
36. Remedies And Waivers	76

THIS AGREEMENT is dated 17 September 2004 and made between:

(1)	ENODIS HOLDINGS LIMITED (the "Company");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company, the "Original Borrowers");

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company, the "Original Guarantors");

(4)	THE FINANCIAL INSTITUTIONS listed in Part II and Part III of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(5)	THE ROYAL BANK OF SCOTLAND plc as agent of the other Finance Parties (the "Agent"); and

(6)	THE ROYAL BANK OF SCOTLAND plc as issuer of letters of credit (the "Issuing Bank").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 27 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one Month prior to the Termination Date.

"Available Commitment" means a Lender's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made on or before the proposed Utilisation Date,

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other than that Lender's participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Lender's Available Commitment.

"Base Currency" means dollars.

"Base Currency Amount" means, in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request and, in the case of a Letter of Credit, as adjusted under Clause 6.9 (Revaluation of Letters of Credit)) adjusted to reflect any repayment or prepayment of the Utilisation.

"Bond Exchange Notes" means any notes registered with the U.S. Securities and Exchange Commission issued in exchange for the Bonds.

"Bonds" means the £100,000,000 10 3/8% Senior Notes due April 15, 2012 issued by the Parent.

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

"Break Costs" means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York; and

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

"Cash" means cash in hand or cash at bank.

"Cash Equivalents" means at any time:

(a)	certificates of deposit maturing within one year after such time issued by a bank;

(b)	any investment in marketable obligations issued or guaranteed by a person which has a credit rating of either A-1 by Standard & Poor's or Fitch IBCA or P-1 by Moody's or an equivalent credit rating;

(c)	open market commercial paper:

(i)	for which a recognised trading market exists;

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(ii)	which matures within one year after such time; and

(iii)

which has a credit rating of either A-1 by Standard & Poor's or Fitch IBCA or P-1 by Moody's, or if no rating is available in respect of the commercial paper or indebtedness, the issuer of which has, in respect of its long term debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank; or

(e)	any other instrument, security or investment approved in writing by the Majority Lenders.

"Code" means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

"Commitment" means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Commitment" in Part II or Part III of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under any of the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Dissolution Subsidiaries" means those members of the Group which have been identified as companies which may be dissolved in order to simplify the Group structure and which are listed in Schedule 15.

"Employee Plan" means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

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"ERISA" means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under it, all as the same may be in effect at such date.

"ERISA Affiliate" means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Event of Default" means any event or circumstance specified as such in Clause 25 (Events of Default).

"Existing Facility Agreement" means the facility agreement dated 20 February 2002 (as amended from time to time) and made between the Company, The Royal Bank of Scotland plc, Credit Suisse First Boston and others and their successors, assigns and transferees from time to time.

"Existing Letters of Credit" means the existing Letters of Credit listed in Schedule 12 (Existing Letters of Credit).

"Facility" means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between the Agent or the Issuing Bank and the Company setting out any of the fees referred to in Clause 14 (Fees).

"Felsted" means the property known as Station Road, Felsted, the freehold of which is owned by Enodis Property Developments Limited with title numbers EX438209, EX415617 and EX400035.

"Finance Document" means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, the Subordination Agreement and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, the Issuing Bank or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed (with the amount of any overdrafts calculated by reference to the aggregate net amount drawn after the application of agreed netting arrangements);

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(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the capitalised element of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease but only to the extent of such treatment;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market net value shall be taken into account);

(h)	any amount raised by the issue of shares which are redeemable prior to the Termination Date;

(i)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(j)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"French Obligor" means an Obligor incorporated in France.

"GAAP" means in relation to any person, generally accepted accounting principles in the jurisdiction of incorporation or organisation of such person.

"Group" means the Company and its Subsidiaries for the time being.

"Group Structure Chart" means the group structure chart in the form agreed between the Company and the Agent.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 12 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 11.3 (Default interest).

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

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which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Letter of Credit" means a letter of credit, substantially in the form set out in Schedule 13 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent and the Issuing Bank and, where appropriate, each Existing Letter of Credit.

"LIBOR" means, in relation to any Loan (other than a Loan in euro):

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Long Range Plan" means the financial projections prepared by the Group dated on or around June 2004.

"Majority Lenders" means:

(a)

if there are no Utilisations then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66 2/3% of all the Utilisations then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means initially, 0.95 per cent. per annum, but if the ratio of Consolidated Total Net Debt to Consolidated EBITDA in respect of the most recently completed Relevant Period is within the range set out below, then the Margin shall be the percentage per annum set out opposite such range:

Consolidated Total Net Debt/ Consolidated EBITDA	Margin %
Greater than 2.5x	1.50
Less than or equal to 2.5x and greater than 2.0x	1.25
Less than or equal to 2.0x and greater than 1.5x	0.95
Less than or equal to 1.5x and greater than 1.0x	0.85
Less than or equal to 1.0x	0.75

(and any change in the Margin shall take effect in relation to any Loan made or Interest Period commencing on or after the first Business Day following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 22.2 (Compliance Certificate)). "Consolidated Total Net Debt", "Consolidated EBITDA" and "Relevant Period" shall be determined in accordance with Clause 23.1 (Financial definitions).

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"Margin Stock" means margin stock or "margin security" within the meaning of Regulations T, U and X.

"Material Adverse Effect" means a material adverse effect on or a material adverse change in the financial condition of the Group taken as a whole such that:

(a)	a Borrower is or would reasonably be likely to be unable to perform its payment obligations under the Finance Documents; or

(b)	the Parent is or would reasonably be likely to be unable to comply with the obligations set out in Clause 23 (Financial Covenants).

"Material Subsidiary" means, at any time, a Subsidiary of the Company which:

(a)	is listed in Schedule 14; and/or

(b)	has gross assets, turnover or Consolidated EBITDA representing 5 per cent. or more of the gross assets, turnover or Consolidated EBITDA of the Group.

Compliance with the conditions set out in paragraph (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by a director of the Company (on its behalf) or, if requested by the Majority Lenders where there are reasonable grounds for believing the Company's certificate is materially inaccurate, the Group's auditors as representing an accurate reflection of the revised consolidated gross assets, turnover or Consolidated EBITDA of the Group).

A report by the auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means, at any time, a "multiemployer plan" (as defined in Section (3) (37) of ERISA) contributed to for any employees of a U.S. Obligor or any ERISA Affiliate.

"Obligor" means a Borrower or a Guarantor.

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"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Original Financial Statements" means, in relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended on or about 30 September 2003.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Parent" means Enodis Plc (company registration number 109849) or, following completion of a scheme of arrangement, Topco.

"Parent Group" means, Enodis Plc or, following completion of a scheme of arrangement, Topco, and its Subsidiaries.

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Qualifying Lender" has the meaning given to it in Clause 15 (Tax gross-up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means, in relation to LIBOR the principal London offices of The Royal Bank of Scotland plc, Lloyds TSB Bank plc and The Governor and Company of the Bank of Scotland and, in relation to EURIBOR, the principal office in London of The Royal Bank of Scotland plc, Lloyds TSB Bank plc and The Governor and Company of the Bank of Scotland or such other banks as may be appointed by the Agent in consultation with the Company.

"Relevant Interbank Market" means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Repeating Representations" means each of the representations set out in Clauses 21.1 (Status) to 21.5 (Validity and admissibility in evidence) and paragraph (a) of Clause 21.9 (Financial statements).

"Reportable Event" means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)

the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or section 302 of ERISA, the filing of any request for a minimum funding waiver or waiver under section 412 of the Code with respect to any Employee Plan or Multiemployer Plan.

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"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid or (ii) a Borrower is obliged to pay to the Agent for the Issuing Bank the amount of any claim under a Letter of Credit;

(b)	the aggregate amount of which is equal to or less than (i) the maturing Loan or (ii) the amount of the claim under the Letter of Credit;

(c)	in the same currency as (i) the maturing Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency) or (ii) the claim under the Letter of Credit; and

(d)

made or to be made to the same Borrower for the purpose of (i) refinancing a maturing Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Letter of Credit to the Agent for the Issuing Bank.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Specified Time" means a time determined in accordance with Schedule 11 (Timetables).

"Subordinated Intercompany Loan" means the subordinated intercompany loan in an original amount of £150,000,000 (subsequently reduced to £100,000,000) made available to the Company by Enodis Plc pursuant to the terms of a subordinated intercompany loan agreement dated 20 February 2002 and now made available under the terms of the Subordinated Intercompany Loan Agreement.

"Subordinated Intercompany Loan Agreement" means the agreement dated on or about the date hereof between Enodis Plc as lender and the Company as borrower.

"Subordination Agreement" means the deed dated on or about the date hereof between Enodis Plc, the Company and the Agent relating to the subordination of the Subordinated Intercompany Loan.

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

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and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Termination Date" means the date falling five years after the date of this Agreement.

"Topco" means any Holding Company of Enodis Plc which at the time it becomes the Holding Company of Enodis Plc is owned and controlled by substantially the same shareholders as own and control Enodis Plc immediately prior to that date.

"Total Commitments" means the aggregate of the Commitments being $225,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"U.K." means the United Kingdom.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S." and "United States" means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

"U.S. Bankruptcy Law" has the meaning given to that term in Clause 25.9 (United States Bankruptcy).

"U.S. Borrower" means any Borrower incorporated or organised under the laws of the United States (including the District of Columbia) or any state of the United States.

"U.S. Guarantor" means a Guarantor incorporated or organised under the laws of the United States (including the district of Columbia) or any state of the United States.

"U.S. Obligor" means a U.S. Borrower and/or a U.S. Guarantor.

"Utilisation" means a Loan or a Letter of Credit.

"Utilisation Date" means the date on which a Utilisation is made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).

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"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction
(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the "Agent", any "Finance Party", any "Lender", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated however fundamental the amendment or novation;

(iv)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(v)

a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not, compliance with which it is customary for entities or persons such as the relevant entity or person) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is "continuing" if it has not been remedied or waived.

1.3	Currency Symbols and Definitions
"$" and "dollars" denote lawful currency of the United States of America, "£" and "sterling" denotes lawful currency of the United Kingdom and "EUR" and "euro" means the single currency unit of the Participating Member States.

1.4	Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
(a)

Each Borrower shall apply all amounts borrowed by it under the Facility towards (i) refinancing indebtedness under the Existing Facility Agreement (ii) issuing Letters of Credit and (iii) its general corporate purposes.

(b)

No amount borrowed and no Letter of Credit issued under the Facility shall be applied in any manner that would be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders' capital.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.5 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

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4.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is sterling or euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations
(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 10 or more Loans and 20 or more Letters of Credit would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

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SECTION 3
UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request
A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 12 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of $5,000,000 (or, if the currency selected is euro or sterling, its equivalent in such currency) or if less, the Available Facility; or

(ii)

if the currency selected is an Optional Currency other than sterling or euro, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	The First Utilisation
The Company shall take all necessary action to ensure that outstandings under the Existing Facility Agreement (together with interest accrued thereunder but unpaid) are repaid in full out of the proceeds of the first Loan made hereunder and the commitment of each lender under the Existing Facility Agreement is reduced to zero and cancelled.

5.5	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

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6.	UTILISATION - LETTERS OF CREDIT

6.1	General
(a)	In this Clause 6 and Clause 7 (Letters of Credit):

(i)	"Expiry Date" means, for a Letter of Credit, the last day of its Term;

(ii)

"L/C Proportion" means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iii)	"Renewal Request" means a written notice delivered to the Agent in accordance with Clause 6.8 (Renewal of a Letter of Credit); and

(iv)	"Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

(b)	Any reference in this Agreement to:

(i)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(ii)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(iii)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(iv)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(v)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(vi)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower that requested the issue of that Letter of Credit at that time;

(vii)	a Borrower "repaying" or "prepaying" a Letter of Credit means:

(A)	that Borrower providing cash cover for that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (vii)(A) and (vii)(B) above is the amount of the relevant cash cover or reduction; and

(viii)

a Borrower providing "cash cover" for a Letter of Credit means a Borrower paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of that Borrower and the following conditions are met:

(A)	the account is with the Agent or the Issuing Bank (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

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(B)

withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit; and

(C)

that Borrower has executed a security document, in form and substance satisfactory to the Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account.

(c)	Clause 5 (Utilisation - Loans) does not apply to a Utilisation by way of Letter of Credit.

(d)

In determining the amount of the Available Facility and a Lender's L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Facility
The Facility may be utilised by way of Letters of Credit.

6.3	Delivery of a Utilisation Request for Letters of Credit
A Borrower may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request in the form of Part IB of Schedule 3 (Utilisation Request - Letters of Credit) not later than the Specified Time.

6.4	Completion of a Utilisation Request for Letters of Credit
Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period;

(c)	the currency and amount of the Letter of Credit comply with Clause 6.5 (Currency and amount);

(d)	the form of Letter of Credit is attached;

(e)	the Expiry Date of the Letter of Credit falls on or before the Termination Date;

(f)	the delivery instructions for the Letter of Credit are specified; and

(g)	the identity of the beneficiary of the Letter of Credit has been approved by the Issuing Bank, such approval not to be unreasonably withheld.

6.5	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit (other than an Existing Letter of Credit) must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of $350,000 (or if the currency selected is euro or sterling, its equivalent in such currency) or, if less, the Available Facility; or

(ii)

if the currency selected is an Optional Currency other than sterling or euro, the minimum amount (and if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

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6.6	Issue of Letters of Credit
(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)

in the case of a Letter of Credit renewed in accordance with Clause 6.8 (Renewal of a Letter of Credit) no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from that proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(c)

The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to the issue of the Letter of Credit.

(d)

The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.7	Existing Letters of Credit
(a)

On the first Utilisation Date, the Existing Letters of Credit will be treated as Letters of Credit issued under and in accordance with the terms of this Agreement and the terms of this Agreement shall apply to the Existing Letters of Credit as if they had been issued as Letters of Credit by the Issuing Bank under the terms of this Agreement.

(b)	The Utilisation Date for each Existing Letter of Credit will be the date of the first Utilisation under this Agreement.

(c)

The Facility Agent must promptly notify the Issuing Bank and each Lender of the Utilisation Date and details of each Existing Letter of Credit and the share of each Lender in that Existing Letter of Credit.

6.8	Renewal of a Letter of Credit
(a)	A Borrower may request any Letter of Credit issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (d) and (g) of Clause 6.4 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

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(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.9	Revaluation of Letters of Credit
(a)

If any Letter of Credit is denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of the Letter of Credit recalculate the Base Currency Amount of that Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent's Spot Rate of Exchange on the date of calculation.

(b)

A Borrower shall, if requested by the Agent within 10 Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Utilisations are prepaid to prevent the Base Currency Amount of the Utilisations exceeding the Total Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

7.	LETTERS OF CREDIT

7.1	Immediately payable
If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Assignments and transfers
(a)	Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender's rights and/or obligations under the Facility.

(b)

If paragraph (a) and the conditions and procedure for transfer specified in Clause 26 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

7.3	Fee payable in respect of Letters of Credit
(a)

The Company shall pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the amount and at the times agreed in the letter dated on or about the date of this Agreement between the Issuing Bank and the Company. A reference in this Agreement to a Fee Letter shall include the letter referred to in this paragraph.

(b)

The Company shall pay to the Agent (for the account of each Lender) a letter of credit fee in the relevant currency computed at the same rate as the Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

(c)

The accrued letter of credit fee on a Letter of Credit shall be payable on the last day of each successive period of three months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

(d)	If a Borrower cash covers any part of a Letter of Credit then:

(i)	the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit;

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(ii)	the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

7.4	Claims under a Letter of Credit
(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a "claim").

(b)	Each Borrower which requested a Letter of Credit shall within 4 Business Days of demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.5	Indemnities
(a)

Each Borrower shall within 4 Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)

Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above), then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender's participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)

The Borrower which requested a Letter of Credit shall within 4 Business Days of demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.5 (Indemnities) in respect of that Letter of Credit.

(e)

The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

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(f)

The obligations of any Lender or any Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.6	Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.7	Role of the Issuing Bank
(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

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(g)	The Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (including itself) or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

7.8	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this paragraph.

7.9	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 28.13 (Credit appraisal by the Lenders).

7.10	Address for notices
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent prior to the date of this Agreement or any substitute address or fax number or department or officer as the Issuing Bank may notify to the Agent by not less than five Business Days' notice.

7.11	Amendments and Waivers
Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without the consent of the Issuing Bank.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency
A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Utilisation in a Utilisation Request.

8.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

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(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Participation in a Loan
Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.5 (Lenders' participation).

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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

9.	REPAYMENT

9.1	Repayment of Loans
Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

10.	PREPAYMENT AND CANCELLATION

10.1	Illegality
(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)	each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)	If it becomes unlawful for the Issuing Bank to issue or leave outstanding any Letter of Credit the Issuing Bank shall promptly notify the Agent upon becoming aware of that event and upon the Agent notifying the Company, the Facility shall cease to be available for the issue of Letters of Credit and each Borrower shall use its best endeavours to procure the release of each Letter of Credit requested by that Borrower and outstanding at such time.

10.2	Change of control
(a)	If the Parent ceases to control the Company or any person or group of persons acting in concert, gains control of the Parent:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation, except for a Rollover Loan or a Letter of Credit issued pursuant to a Renewal Request (as that term is defined in Clause 6 (Utilisation - Letters of Credit);

(iii)	the parties shall enter into negotiations to determine how to continue the Facility. If no such agreement is reached within 30 days of the change of control, the Majority Lenders may, by not less than 30 days' notice to the Company (which notice must be given within 60 days of the notification provided under sub-paragraph (a)(i) above), cancel the Total Commitments and declare all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above "control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

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(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the company; or

(B)	give directions with respect to the operating and financial policies of the company which the directors or other equivalent officers of the company are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(iii)	For the purpose of paragraph (a) above "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the company, to obtain or consolidate control of the company.

(c)	Paragraph (a) above does not apply to the establishment of Topco and the acquisition of Enodis plc by Topco.

10.3	Voluntary cancellation
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Available Facility. Any cancellation under this Clause 10.3 shall reduce the Commitments of the Lenders rateably.

10.4	Voluntary prepayment of Utilisations
The Borrower to which a Utilisation has been made may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Utilisation (but, if in part, being an amount that reduces the Base Currency Amount of the Utilisation by a minimum amount of $5,000,000).

10.5	Right of repayment and cancellation in relation to a single Lender
(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 15.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 15.3 (Tax indemnity) or Clause 16.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation.

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10.6	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 10 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

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SECTION 5
COSTS OF UTILISATION

11.	INTEREST

11.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

11.2	Payment of interest
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period, (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

11.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 11.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.	INTEREST PERIODS

12.1	Selection of Interest Periods
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 12, a Borrower (or the Company) may select an Interest Period of two weeks, 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in the event that a period longer than 6 months is requested).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

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(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

12.2	Changes to Interest Periods
If the Agent makes any of the changes to an Interest Period referred to in this Clause 12.2, it shall promptly notify the Company and the Lenders.

12.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.	CHANGES TO THE CALCULATION OF INTEREST

13.1	Absence of quotations
Subject to Clause 13.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

13.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

13.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

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13.4	Break Costs
(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14.	FEES

14.1	Commitment fee
(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 45 per cent. per annum of the applicable Margin on that Lender's Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

14.2	Arrangement fee
The Company shall pay to the Agent an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

15.	TAX GROSS UP AND INDEMNITIES

15.1	Definitions
(a)	In this Agreement:

"Exemption" means the disapplication pursuant to section 349A of the Taxes Act of an obligation to deduct Tax.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)	in respect of a payment made by an Obligor incorporated in the United Kingdom, a UK Qualifying Lender; and

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(ii)	in respect of a payment which is treated under the Code as United States source interest, a US Qualifying Lender.

"UK Qualifying Lender" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(B)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom;

(2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of Section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Sections 114 and 115 of the Taxes Act;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(iii)	a Treaty Lender with respect to the United Kingdom.

"US Qualifying Lender" means a Lender which is:

(A)	a "United States person" within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a "United States person"; or

(B)	a Treaty Lender with respect to the United States of America that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under a double taxation treaty; or

(C)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (2) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (3) such other applicable form prescribed by the IRS certifying as to such Lender's entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

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For the purposes of this definition, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term "Lender" shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 15.2 (Tax gross-up) or a payment under Clause 15.3 (Tax indemnity).

"Treaty Lender" means in respect of a jurisdiction, a Lender (as such term is modified under the definition of Qualifying Lender) entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in such jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities).

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"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

"UK Non-Bank Lender" means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part III of Schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 15 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction, and after taking into account any other Taxes due in respect of any amounts paid pursuant to this Clause 15.2(c)) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom or the United States from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender in respect of that payment, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	in the case of tax imposed by the United Kingdom on that payment, the relevant Lender is a Qualifying Lender in respect of that payment solely under sub-paragraph (ii) of the definition of UK Qualifying Lender;

(B)	the Board of the Inland Revenue has given (and not revoked) a direction (a "Direction") under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

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(iii)	the relevant Lender is a Qualifying Lender in respect of that payment solely by being a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below; or

(iv)	in the case of tax imposed by the United Kingdom on such payment, the relevant Lender is a Treaty Lender which has not, prior to the date that payment falls due, notified the Facility Agent pursuant to paragraph (h) of this Clause 15.2 below that the United Kingdom Inland Revenue's Centre for Non-Residents has received a treaty application from that Lender relating to such payment; or

(v)	in the case of tax imposed by the United States on such payment, such Lender is a Qualifying Lender with respect to that payment solely by being a US Qualifying Lender and either (A) such Lender has failed to deliver, maintain or update the certificates and documents required by the applicable paragraph of the definition of US Qualifying Lender or (B) the US Group Company making the payment is able to demonstrate that the Tax Deduction is required to be made as a result of the failure of such Lender to comply with paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	Each Treaty Lender in respect of a Loan to an Obligor incorporated in the United Kingdom shall, as soon as reasonably practicable, make an application under the relevant double taxation treaty for that Obligor to make its payments under this Agreement without withholding United Kingdom income tax, and shall notify the Agent when such application has been received by the United Kingdom Inland Revenue's Centre for Non-Residents. The Agent shall, on receipt of any such notification, subsequently notify the Company.

(i)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(j)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(k)	Each Lender represents on the date it becomes party to this Agreement that, as of such date, it is a Qualifying Lender with respect to all payments it is entitled to receive from Obligors and covenants that hereunder (save by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority) it will be a Qualifying Lender on the date on which each payment to which it is entitled under this Agreement is made.

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15.3	Tax indemnity
(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 15.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 15.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 15.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 15.3, notify the Agent.

15.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

15.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them.

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15.6	Value added tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply , and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.7	Survival of obligations
Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and each Finance Party contained in this Clause 15 shall survive the payment in full by the Obligor of all principal and interest here this Agreement until six (6) months after the expiry of the applicable statute of limitation with respect to the relevant Taxes and obligations related to them.

16.	INCREASED COSTS

16.1	Increased costs
(a)	Subject to Clause 16.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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16.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

16.3	Exceptions
(a)	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 15.3 (Tax indemnity) (or would have been compensated for under Clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 15.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 16.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 15.1 (Definitions).

17.	OTHER INDEMNITIES

17.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

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(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

17.3	Indemnity to the Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 8 (Optional Currencies); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

18.	MITIGATION BY THE LENDERS

18.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10.1 (Illegality), Clause 15 (Tax gross-up and indemnities), Clause 16 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 18.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19.	COSTS AND EXPENSES

19.1	Transaction expenses
The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement up to the amount agreed between the Agent and the Company in the letter dated on or about the date of this Agreement (the "Costs and Expenses Letter"); and

(b)	any other Finance Documents executed after the date of this Agreement.

19.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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19.3	Enforcement costs
The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7
GUARANTEE

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences
The obligations of each Guarantor under this Clause 20 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 20 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

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(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

20.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 20. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

20.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 20.

20.7	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8	Release of Guarantors' right of contribution
If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

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20.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	Limitation on U.S. Guarantors
Any term or provision of this Clause 20 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor's obligations under this Agreement, subject to avoidance under U.S. Bankruptcy law or to being set aside, avoided or annulled under other applicable United States federal or state fraudulent conveyance laws.

20.11	Maintenance of liable capital
(a)	In this Clause "German Guarantor" means any Guarantor incorporated under the laws of Germany.

(b)	To the extent the guarantee referred to in this Clause 20 secures any of the obligations of an affiliated company (verbundenes Unternehmen) of a German Guarantor (which is constituted in the form of a GmbH) within the meaning of §15 of the German Stock Corporation Act (Aktiengesetz) (other than a German Guarantor's Subsidiaries), the enforcement of the guarantee shall be, at all times, limited to the extent that such enforcement would lead to the relevant German Guarantor not retaining sufficient assets to maintain its registered share capital (Stammkapital) provided that the enforcement limitations set out in this Clause 20.11 shall not apply in relation to any amounts borrowed by a Borrower under this Agreement for so long and to the extent on-lent to a German Guarantor or any Subsidiary from time to time of the relevant German Guarantor.

(c)	Within 15 Business Days following the demand against a German Guarantor under the guarantee granted in this Clause 20 by the Agent, the managing director(s) on behalf of such German Guarantor shall confirm in writing to the Agent which amount of the guarantee cannot be enforced as this would lead to such German Guarantor not retaining sufficient assets to maintain its registered share capital and such confirmation is to be supported by a reasonably detailed calculation (the "Management Determination"). If the Agent disagrees with the Management Determination, the Agent may request the German Guarantor to provide a reasonably detailed determination by auditors of international standard and reputation of the amount enforceable under the guarantee (the "Auditor's Determination"). If the relevant German Guarantor does not provide such Auditor's Determination within 60 days from the date of the Agent's respective request, the Agent shall be entitled to engage at the German Guarantor's expense a firm of auditors of international standard and reputation to prepare such Auditor's Determination and the Agent shall give notice of such engagement to the relevant German Guarantor. The German Guarantor will grant access to its books and records as reasonably desired by such auditors for the purpose of preparing the Auditor's Determination.

(d)	The value of the net assets shall be determined in accordance with the generally accepted accounting principles applicable in Germany (GAAP) and be based on the same principles that were applied by the German Guarantor when establishing the previous year's balance sheet.

(e)	Furthermore, if and to the extent legally permissible and commercially justifiable in respect of a German Guarantor's business, the relevant German Guarantor shall, in a situation where:

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(i)	the relevant German Guarantor does not have sufficient assets to maintain its registered share capital; and

(ii)	the enforcement of the guarantee granted under this Clause 20 would otherwise lead to the relevant German Guarantor not retaining sufficient assets to maintain its registered share capital (Stammkapital), realise any and all of its assets that are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the market value of the assets if such asset is not necessary for the relevant German Guarantor's business (betriebsnotwendig).

(f)	In respect of a German Guarantor, each Obligor undertakes not to increase the registered share capital (Stammkapital) by way of a capital increase out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the prior written consent of the Agent. The Company shall procure that no member of the Group makes such a capital increase out of retained earnings of the relevant German Guarantor. Each German Guarantor undertakes not to incur any loans or to enter into any contractual liabilities in violation of the provisions of the Finance Documents.

(g)	None of the above restrictions shall apply to the extent this Agreement secures a German Guarantor's own obligations or obligations of such German Guarantor's Subsidiaries.

20.12	Limitations
(a)	This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985.

(b)	This guarantee does not include any amounts the guaranteeing of which would constitute the providing of unlawful financial assistance within the meaning of article 2:207(c) of the Dutch Civil Code. For the avoidance of doubt, the above carve-out for unlawful financial assistance included in this paragraph (b) only applies to the extent any amount guaranteed under this Clause 20 has been used for the purposes of a (re-)financing of the subscription of, paying up or acquisition of any of the shares (or depository receipts) in the Obligors incorporated in The Netherlands and/or in their (direct or indirect) parent companies.

(c)	The obligations of each Guarantor incorporated in France (a "French Guarantor") under this Clause 20 (Guarantee and Indemnity) shall not extend to cover any amounts the guaranteeing of which would (a) breach the prohibition of financial assistance as defined in article L.225-216 of the French Commercial Code for the financing or refinancing of the acquisition or substitution of the shares of such French Guarantor, or (b) constitute a misuse of corporate assets (abus de bien social) of such French Guarantor as defined in article L.242-46 of the French Commercial Code or any other regulation to the same effect.

(d)	The obligations of any French Guarantor under this Clause 20 (Guarantee and Indemnity) shall be limited to an amount not exceeding the lesser of:

(i)	(a) the obligations of any Subsidiary of that French Guarantor acting as Borrower under this Agreement; and (b) in relation to any Borrower (other than the Company or a Subsidiary of that French Guarantor) under this Agreement, an amount equal to any amount borrowed by that Borrower under this Agreement and on-lent by such Borrower to the French Guarantor under an intra-group loan; it being specified that the maximum amount for which such French Guarantor may be liable will be the amount outstanding and owed by it to the Borrower in respect of such intra-group loan; or

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(ii)	fifty per cent (50%) of the greater of the Net Asset Value:

(1)	calculated and certified by the statutory auditors on the basis of the last audited financial statements available at the date of this Agreement, and

(2)	calculated and certified by the statutory auditors on the basis of the most recent audited financial statements available at that time; or

(iii)	The maximum aggregate amount of EUR 1,400,000 in respect of Enodis France S.A. and for any other French Guarantor, such other amount designated as the maximum guarantee amount in the Accession Letter of such other French Guarantor.

For the purposes of this Clause 20 (Guarantee and Indemnity), "Net Asset Value" means the capitaux propres (as defined in article 22 of the French Decree no. 83-1020 of 29 November 1983).

For the avoidance of doubt, it is acknowledged that any French Guarantors or Guarantors are not acting jointly and severally and are not between themselves, "co-débiteurs solidaires" as to their obligations pursuant to the guarantees and indemnities given pursuant to this Clause 20 (Guarantee and Indemnity).

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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

21.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 21 to each Finance Party on the date of this Agreement.

21.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation or, in the case of each U.S. Obligor only, it is an entity duly organised and validly existing under the laws of its jurisdiction of formation.

(b)	It and each of its Subsidiaries which is a Material Subsidiary has the power to own its assets and carry on its business in all material respects as it is being conducted.

21.2	Binding obligations
(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement or to any reservation as set out below, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	A "reservation" for the purposes of paragraph (a) above is the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts and similar principles.

21.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents or those of any of its Subsidiaries which is a Material Subsidiary; or

(c)	any agreement or instrument binding upon it or any of its assets or binding upon any of its Subsidiaries which is a Material Subsidiary or any of that Material Subsidiary's assets to an extent or in a manner which has, or is reasonably likely to have a Material Adverse Effect.

21.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.5	Validity and admissibility in evidence
All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected (as appropriate) and are in full force and effect or will be obtained or effected and be in full force and effect prior to the date required by law for that matter or fact requiring the relevant authorisation.

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21.6	Governing law and enforcement
(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

21.7	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

21.8	Financial Projections
(a)	The financial projections contained in the Long Range Plan have been prepared on the basis of recent historical information and on the basis of assumptions which are believed by the Company to be reasonable.

(b)	Except as disclosed in writing by the Company to the Agent on or before the date of this Agreement, nothing has occurred or been omitted from the Long Range Plan and no information has been given or withheld by an Obligor that results in the information contained in the Long Range Plan being untrue or misleading in any material respect.

21.9	Financial statements
(a)	The audited financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

(i)	have been prepared in accordance with GAAP consistently applied; and

(ii)	fairly represent its financial condition (consolidated if applicable) as at the date to which they were drawn up,

except in each case as expressly disclosed to the contrary in those financial statements.

(b)	In the case of the Company only, as at the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Parent since the date to which the Original Financial Statements were drawn up.

21.10	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.11	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, will have or will be reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

21.12	Environmental compliance
Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so has or is reasonably likely to have a Material Adverse Effect.

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21.13	Environmental Claims
No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim has or is likely to have a Material Adverse Effect.

21.14	Group Structure
The Group Structure Chart shows:

(a)	each member of the Group and any person in whose shares any member of the Group has an interest, in each case as at the date of this Agreement;

(b)	the jurisdiction of incorporation or establishment of each person shown in it; and

(c)	the status of each person shown in it which is not a limited liability company or corporation.

21.15	Material Subsidiaries
The list of companies in Schedule 14 (Material Subsidiaries) is a true and complete list of all members of the Group that are Material Subsidiaries as at the date of this Agreement.

21.16	United States Laws
(a)	In this Clause 21.16:

"holding company", "affiliate" and "subsidiary company" have the meaning given to them in the United States Utility Holding Company Act of 1935.

"public utility" has the meaning given to it in the United States Federal Power Act of 1920.

(b)	No U.S. Obligor is:

(i)	a holding company or an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility, or subject to regulation, under the United States Federal Power Act of 1920;

(iii)	an investment company or a company controlled by an investment company; or

(iv)	subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

21.17	Repetition
The Repeating Representations (and in the case of paragraph (b) below, the representations contained in Clause 21.7(b) (No Default), Clause 21.10 (Pari passu ranking), Clause 21.11 (No proceedings pending or threatened), Clause 21.12 (Environmental compliance), Clause 21.13 (Environmental Claims) and, if the Additional Obligor is incorporated or organised in the United States, Clause 21.16 (United States Laws)) are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

22.	INFORMATION UNDERTAKINGS

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The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements
The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements of the Parent for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each quarter of each of its financial years, the unaudited consolidated financial statements of the Parent for that period.

22.2	Compliance Certificate
(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 22.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up and a list of Material Subsidiaries as at that date.

(b)	Each Compliance Certificate shall be signed by a director of the Parent.

22.3	Requirements as to financial statements
(a)	Each set of financial statements delivered by the Company pursuant to Clause 22.1 (Financial statements) shall be certified by a director of the Company as fairly representing the Parent's financial condition as at the date as at which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 22.1 (Financial statements) is prepared using GAAP.

(c)	If such financial statements are not prepared on the basis of the same accounting policies as used in the Original Financial Statements, the Company shall:

(i)	notify the Agent of the different accounting practices;

(ii)	provide to the Agent a description of any change necessary for those financial statements to reflect the accounting practices upon which the Original Financial Statements were prepared; and

(iii)	provide to the Agent sufficient information, in form and substance as may be reasonably requested by the Agent, to enable the Lenders to determine whether Clause 23.3 (Financial Condition) has been complied with and make an accurate comparison between the financial position in those financial statements and the financial position ascertained in accordance with the accounting practices used in the Original Financial Statements.

The financial covenants set out in Clause 23.3 (Financial Condition) shall be tested by reference to those financial statements as so adjusted to reflect the basis on which the Original Financial Statements were prepared.

22.4	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

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(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which has or is reasonably likely to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Parent Group as any Finance Party (through the Agent) may reasonably request; and

(d)	if a member of the Group becomes a Material Subsidiary, a notification to that effect, providing details of the name, registered number (if applicable) and its jurisdiction of incorporation or organisation.

22.5	Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	Use of websites
(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

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(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted on the Designated Website. The Company shall comply with any such request within 10 Business Days.

22.7	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall, promptly upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 27 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

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23.	FINANCIAL COVENANTS

23.1	Financial definitions
In this Clause 23:

"Consolidated Cash and Cash Equivalents" means, at any time Cash and Cash Equivalents to which any member of the Parent Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Debt.

Any amount in any currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the rate of exchange used by the Parent in its most recent published profit and loss account.

"Consolidated EBITDA" means the consolidated net pre-taxation profits of the Parent Group for a Relevant Period, adjusted by:

(a)	adding back Consolidated Net Interest Payable;

(b)	excluding any amount attributable to minority interests and, for the avoidance of doubt, this amount shall be the minority equity interest figure shown in the Parent Group profit and loss account for the Relevant Period;

(c)	excluding any exceptional or extraordinary item;

(d)	adding back depreciation and amortisation including the amortisation of deferred finance cost and, for the avoidance of doubt, including any write-off of deferred finance costs under the Existing Facility Agreement;

(e)	adding back any up-front fees and other finance costs, including up-front costs payable under this Agreement;

(f)	deducting the amount of profit of any joint venture included in Consolidated EBITDA during that Relevant Period which has not been distributed in Cash to a member of the Parent Group;

(g)	for the purposes of calculating the ratio set out in paragraph (a) of Clause 23.3 (Financial Condition) only, including the net pre-taxation profits of a member of the Parent Group as adjusted in accordance with paragraphs (a) to (h) above or business acquired during that Relevant Period for the part of that Relevant Period when it was not a member of the Parent Group and/or the business or assets were not owned by a member of the Parent Group;

(h)	for the purposes of calculating the ratio set out in paragraph (a) of Clause 23.3 (Financial Condition) only, excluding the net pre-taxation profit attributable to any member of the Parent Group as adjusted in accordance with paragraphs (a) to (h) above or to any business sold during that Relevant Period.

"Consolidated Interest Payable" means all interest and periodic financing charges including acceptance commission, accrued discount, commitment fee and the interest element of rental payments on finance or capital leases (whether, in each case, paid, payable or capitalised), incurred (on an accruals basis) by the Parent Group in effecting, servicing or maintaining Consolidated Total Debt during a Relevant Period (adjusted for any net payment or receipt under any interest rate hedging agreement or instrument and for the interest element of any net payment or receipt (plus or minus any accrued exchange gains or losses) under any currency hedging instrument or arrangement), but, for the avoidance of doubt, excluding:

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(a)	the amortisation of deferred finance costs and any write-off of deferred finance costs under the Existing Facility Agreement; and

(b)	any amount paid in connection with the purchase of any Bonds or Bond Exchange Notes above the nominal face value of those Bonds or Bond Exchange Notes.

"Consolidated Net Interest Payable" means Consolidated Interest Payable less all financing charges received or receivable by the Parent Group during the Relevant Period.

"Consolidated Total Debt" means, in respect of the Parent Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) - (h) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Parent Group, but excluding any amount included in the above attributable to minority interests.

Any amount outstanding in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the rate of exchange used by the Parent in its most recent published profit and loss account.

"Consolidated Total Net Debt" means at any time Consolidated Total Debt less Consolidated Cash and Cash Equivalents.

"Relevant Period" means a period of approximately 12 months ending on the last day of a financial quarter (including financial year-end) of the Company.

23.2	Interpretation
Except as provided to the contrary in this Agreement, an accounting term or terms used in the accounts and used in this Clause 23 (Financial Covenants) are to be construed in accordance with the principles applied in connection with the Original Financial Statements.

No item must be credited or deducted more than once in any calculation under this Clause.

23.3	Financial condition
The Company shall ensure that:

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(a)	the ratio of Consolidated Total Net Debt at the end of a Relevant Period to Consolidated EBITDA for that Relevant Period shall not at any time exceed 3:1; and

(b)	the ratio of Consolidated EBITDA to Consolidated Net Interest Payable in respect of any Relevant Period shall not be less than 3:1.

23.4	Financial testing
The financial covenants set out in Clause 23.3 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 22.2 (Compliance Certificate).

23.5	Guarantor cover
(a)	The Company must ensure that the aggregate gross assets, turnover and contribution to Consolidated EBITDA of the Guarantors (excluding any inter-company balances between members of the Group) are not at any time less than seventy five per cent. of the total gross assets of the Group, turnover of the Group and Consolidated EBITDA at that time and, within thirty days of becoming aware of this not being the case, the Company must ensure that sufficient Additional Guarantors accede to this Agreement to ensure that this is the case.

(b)	For the purpose of this Clause:

(i)	the gross assets, turnover or contribution to Consolidated EBITDA of a Guarantor (excluding any inter-company balances between members of the Group) will be determined from its financial statements (unconsolidated if it has Subsidiaries) based upon which the latest audited financial statements of the Group have been prepared;

(ii)	if a company becomes a Guarantor after the date on which the latest audited financial statements of the Group have been prepared, the gross assets, turnover or contribution to Consolidated EBITDA of that Guarantor (excluding any inter-company balances between members of the Group) will be determined from its latest financial statements;

(iii)	the gross assets or turnover of the Group and Consolidated EBITDA will be determined from the Company's latest audited financial statements, adjusted (where appropriate) to reflect the gross assets, turnover or contribution to Consolidated EBITDA of any company or business which has been subsequently disposed of or acquired.

(c)	Without prejudice to paragraph (a) above but subject to paragraphs (d) and (e) below, the Company must ensure that each Material Subsidiary becomes a Guarantor within 45 days of it becoming a Material Subsidiary.

(d)
(i)	The Company need only perform its obligations under paragraph (c) above if it is not unlawful for the relevant person to become a Guarantor and it would not result in personal liability for that person's directors or other management.

(ii)	Each Obligor must use reasonable endeavours lawfully to avoid any unlawfulness or personal liability in the circumstances mentioned in paragraph (d)(i) above. This includes agreeing to a limit on the amount secured or guaranteed and undertaking all procedures required by applicable laws and regulations on financial assistance. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability.

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(e)	Without prejudice to the Obligors' obligations under Clause 22.7 ("Know your customer" checks), a Material Subsidiary shall not be obliged to become a Guarantor if the Facility Agent or any other Finance Party informs such Material Subsidiary or the Company that a Finance Party has not yet received the documentation and evidence requested by it pursuant to such Clause 22.7 ("Know your customer" checks).

(f)	For the avoidance of doubt, Frimont SpA shall not be required to accede as a Guarantor at any time unless the directors of that company (acting reasonably) believe that there will be sufficient corporate benefit for that company in so doing and provided that the provisions of paragraph (d) above are complied with.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations
Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the validity and enforceability in its jurisdiction of incorporation of any Finance Document (and, if requested, supply certified copies to the Agent).

24.2	Compliance with laws
Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Negative pledge
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or financing the acquisition of an asset ("Quasi-Security").

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that schedule or, if lower, the principal amount secured by that Security at the date of this Agreement;

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(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security arising pursuant to the general banking terms and conditions of any bank holding an account of any member of the Group in Germany;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset;

(vi)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group;

(vii)	any Security entered into pursuant to any Finance Document;

(viii)	any Security over goods, documents of title to goods and related documents and insurances and their proceeds to secure liabilities of any member of the Group in respect of a letter of credit or other similar instrument issued for all or part of the purchase price and costs of shipment, insurance and storage of goods acquired by any member of the Group in the ordinary course of trading;

(ix)	any Security arising out of title retention provisions in a supplier's standard conditions of supply in respect of goods acquired by the relevant member of the Group in the ordinary course of trading;

(x)	any Security granted in relation to the Existing Facility Agreement provided that all such Security is released as soon as practical after the date of this Agreement and in any event within 120 days of the date of this Agreement; or

(xi)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (x) above) does not exceed £10,000,000 (or its equivalent in another currency or currencies).

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24.4	Disposals
(a)	No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	of obsolete assets which are no longer required;

(iv)	of assets by one member of the Group to another member of the Group;

(v)	of all or part of Felsted for Cash;

(vi)	of Cash or Cash Equivalents in exchange for assets; and

(vii)	any sale, transfer or other disposal which is not a Class 1 transaction under the Listing Rules published under the Financial Services and Markets Act 2000 and where the consideration receivable (when aggregated with the consideration receivable for any other sale, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (vi) above) does not exceed £20,000,000 (or its equivalent in another currency or currencies).

24.5	Arm's length terms
No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any contract or arrangement with or for the benefit of any person which is not a member of the Group (including any disposal to that person) other than on arm's length terms.

24.6	Financial Assistance
The Company shall ensure that all members of the Group comply with any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders' capital.

24.7	Merger
No Obligor may enter into any amalgamation, demerger, merger or corporate reconstruction other than under an intra-Group reorganisation on a solvent basis which does not adversely affect the interests of the Finance Parties under this Agreement or such other transaction as is agreed by the Majority Lenders.

24.8	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

24.9	Insurance
Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

24.10	Environmental Compliance
Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so has or is likely to have a Material Adverse Effect.

24.11	Environmental Claims
The Company shall inform the Agent in writing promptly upon becoming aware of the same:

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(a)	if any Environmental Claim has been commenced or (to the best of the Company's knowledge and belief) is threatened against any member of the Group, or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim has or is likely to have a Material Adverse Effect.

24.12	Acquisitions
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire any business or shares in or securities of a company.

(b)	Paragraph (a) shall not apply to:

(i)	acquisitions of assets by one member of the Group from another member of the Group and the acquisition of shares in or securities issued by another member of the Group;

(ii)	acquisitions of Cash Equivalents;

(iii)	the subscription for fully paid shares to acquire a newly incorporated company with no material liabilities or commitments and which has never traded;

(iv)	acquisitions by the Company or another Obligor of Bonds or Bond Exchange Notes up to a maximum nominal face value amount of £30,000,000 (or its equivalent) less any amounts paid pursuant to paragraph (c) of Clause 24.13 (Bonds and Bond Exchange Notes);

(v)	acquisitions which are not a Class 1 transaction under the Listing Rules published under the Financial Services and Markets Act 2000 and where the acquisition cost, when aggregated with the aggregate acquisition cost of any other shares, securities and businesses (not otherwise permitted under this Clause 24.12 (Acquisitions)) acquired by members of the Group during that financial year do not exceed £20,000,000 (or its equivalent).

24.13	Bonds and Bond Exchange Notes
No Obligor shall (and the Company shall ensure that no other member of the Group will) make any payment to the Parent to enable it to discharge its payment obligations under the Bonds and the Bonds Exchange Notes other than:

(a)	costs, expenses and fees reasonably incurred by the Parent in connection with:

(i)	the financial reporting, listing and SEC registration and reporting under any agreement related to the Bonds or the Bond Exchange Notes and any other reporting or regulatory compliance required on the part of the Parent;

(ii)	any indenture and other agreement relating to the Bonds entered into by the Parent;

(iii)	the establishment of Topco; and

(b)	payments (excluding any payment of or on account of principal of the loan under the Subordinated Intercompany Loan Agreement falling due or otherwise required to be made before the original final maturity date provided for in that agreement) which become due by the Company under the terms of the Subordinated Intercompany Loan Agreement and are permitted by the terms of the Subordination Agreement; and

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(c)	amounts paid to the Parent (by way of loan, repayment of principal under the Subordinated Intercompany Loan Agreement or otherwise) to enable the Parent to purchase, prepay, redeem, discharge or defease the Bonds or Bond Exchange Notes up to a maximum nominal face value amount of £30,000,000 (or its equivalent), less the amount of any acquisitions of Bonds or Bond Exchange Notes acquired under paragraph (b)(iv) of Clause 24.12 (Acquisitions).

24.14	Loans out
(a)	Except as provided below, no member of the Group shall (i) be a creditor in respect of any Financial Indebtedness of (ii) give any guarantee in respect of any Financial Indebtedness of or (iii) make an unlawful distribution to Enodis Plc or a Subsidiary of Enodis plc which is not a member of the Group or Topco.

(b)	Paragraph (a) does not apply to loans made to, or trade credit extended by the Company to, Enodis Plc or Topco, provided no Default has occurred and is continuing:

(i)	to enable Enodis Plc or Topco to meet operating costs and expenses incurred in the ordinary course of business;

(ii)	to finance the establishment of Topco (whether through a scheme of arrangement or otherwise);

(iii)	to enable Enodis Plc to redeem the Bonds and the Bonds Exchange Notes in accordance with the terms of those documents and this Agreement;

(iv)	to enable Enodis Plc or Topco to undertake share buy-backs up to a maximum of ten per cent of the issued share capital as at the date of this Agreement of Enodis plc or a corresponding amount of the issued share capital of Topco (if established);

(v)	which does not exceed £5,000,000 (or its equivalent in any other currency), excluding for this purpose the aggregate amount of any loans or trade credits permitted under paragraphs (i) to (iv) above.

24.15	United States laws
(a)	No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purposes of buying or carrying Margin Stock.

(b)	No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934.

(c)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Employee Plan or Multiemployer Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Employee Plan or Multiemployer Plan which is reasonably likely to have a Material Adverse Effect.

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(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all respect with all laws and regulations relating to each of its Employee Plans or Multiemployer Plans, where failure to do so is reasonably likely to have a Material Adverse Effect.

(e)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to an Employee Plan or Multiemployer Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets or which is reasonably likely to have a Material Adverse Effect.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default.

25.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

25.2	Financial covenants
Any requirement of Clause 23.3 (Financial condition) is not satisfied.

25.3	Other obligations
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial covenants)) unless the non-compliance:

(a)	is capable of remedy; and

(b)	is remedied within 15 Business Days of the earlier of the Agent giving notice and the Obligor becoming aware of the non-compliance.

25.4	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 15 Business Days of the earlier of the Agent giving notice and the Obligor becoming aware of the misrepresentation.

25.5	Cross default
(a)	Any Financial Indebtedness of any member of the Parent Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Parent Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Parent Group is cancelled or suspended by a creditor of any member of the Parent Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Parent Group becomes entitled to declare any Financial Indebtedness of any member of the Parent Group due and payable prior to its specified maturity as a result of an event of default (however described).

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(e)	No Event of Default will occur under this Clause 25.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £5,000,000 (or its equivalent in any other currency or currencies).

25.6	Insolvency
(a)	A Material Subsidiary, Enodis Plc or Topco is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Material Subsidiary, Enodis Plc or Topco (including, without limitation, a moratorium governed by French law, no 84-148 of 1 March 1984).

25.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Subsidiary, Enodis Plc or Topco other than a solvent liquidation or reorganisation of any member of the Group;

(b)	a composition, compromise, assignment or arrangement for reasons of financial difficulty of any Material Subsidiary, Enodis Plc or Topco with any creditor of any Material Subsidiary, Enodis Plc or Topco;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Parent Group), receiver, administrative receiver, administrator, compulsory manager or other similar officer (including in France, any mandataire ad hoc, administrateur judiciaire, administrateur provisoire, conciliateur or mandataire liquidateur) in respect of a Material Subsidiary, Enodis Plc or Topco or any of its assets; or

(d)	enforcement of any Security over any assets of any Material Subsidiary, Enodis Plc or Topco,

or any analogous procedure or step is taken in any jurisdiction.

25.8	Germany insolvency proceedings
(a)	In relation to a Material Subsidiary incorporated in Germany (a "Germany Material Company"), a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 or 19 of the Germany Insolvency Code (Insolvenzordnung), or actions are taken pursuant to section 21 of the Germany Insolvency Code; in particular a German Material Company is unable to honour its obligations as they fall due (Zahlungsunfähigkeit) or becomes overindebted (Überschuldung), or commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness.

(b)	Paragraph (a) shall not apply to any petition for insolvency proceedings which is frivolous or vexatious.

25.9	United States Bankruptcy
(a)	In this Clause 25.9:

"U.S. Bankruptcy Law" means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

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(b)	Any of the following occurs in respect of a U.S. Obligor:

(i)	it makes a general assignment for the benefits of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and it not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

25.10	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Material Subsidiary, Enodis Plc or Topco having an aggregate value of at least £5,000,000 and is not discharged or stayed within 45 days.

25.11	Ownership of the Obligors
An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company otherwise than as a result of a disposal permitted under this Agreement.

25.12	Bonds
An event of default (howsoever described) occurs under the Bonds or the Bond Exchange Notes.

25.13	Subordination Agreement
Any member of the Parent Group fails to comply with any of its obligations under the Subordination Agreement.

25.14	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents and the Majority Lenders confirm that in their opinion (acting reasonably) such event or events are materially adverse to their interests under the Finance Documents.

25.15	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document and the Majority Lenders confirm that in their opinion (acting reasonably) such event or events are materially adverse to their interests under the Finance Documents.

25.16	Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

25.17	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable.

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25.18	Immediate Acceleration for U.S. Borrowers
If any Event of Default is outstanding under Clause 25.9 (United States Bankruptcy) with respect to a U.S. Borrower then:

(a)	all of the Utilisations, together with accrued interest, borrowed by that U.S. Borrower under the Finance Documents will be immediately and automatically due and payable; and

(b)	the U.S. Borrower will not be entitled to request, and the Lenders will not be obliged to participate in, any Utilisation requested by that U.S. Borrower prior to the relevant events.

For the avoidance of any doubt, none of the Finance Parties need take any action or to provide any notice whether to the Company, any other Obligor or any person in order for this paragraph (b) to become effective in accordance with its terms and each Obligor expressly and irrevocable waives any requirement for any such action or notification.

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SECTION 9
CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS

26.1	Assignments and transfers by the Lenders
Subject to this Clause 26, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

26.2	Conditions of assignment or transfer
(a)	If an Existing Lender assigns or transfers part but not all of its Commitment to a person other than one of its Affiliates, it must retain a Commitment of at least $5,000,000.

(b)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(c)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.

(d)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)	The consent of the Issuing Bank is required for an assignment or transfer by an Existing Lender pursuant to paragraph (b) of Clause 7.2 (Assignments and transfers).

(f)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(g)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Tax gross-up and indemnities) or Clause 16 (Increased costs),

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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)	Nothing in this Clause 26 or otherwise in this Agreement shall be construed so as to prohibit a Lender from assigning without notice or costs, all or any portion of its rights and benefits hereunder to a United States Federal Reserve Bank as security for borrowing therefrom provided that no such assignment shall release the Lender from any of its obligations hereunder.

26.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,000.

26.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

26.6	Copy of Transfer Certificate to Company
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

26.7	Disclosure of information
Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

27.	CHANGES TO THE OBLIGORS

27.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.7 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

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(i)	(where such Additional Borrower is not incorporated or organised in either the United Kingdom or the United States) the Majority Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

27.3	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4	Additional Guarantors
(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 22.7 ("know your customer" checks) the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

27.5	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations (and the representations contained in Clause 21.7(b) (No Default), Clause 21.10 (Pari passu ranking), Clause 21.11 (No proceedings pending or threatened), Clause 21.12 (Environmental compliance), Clause 21.13 (Environmental Claims) and, if the relevant Subsidiary is incorporated or organised in the United States, Clause 21.16 (United States Laws)) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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27.6	Resignation of a Guarantor
(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Lenders have consented to the Company's request,

whereupon that company shall cease to be a Guarantor.

(c)	The Original Lenders hereby consent to the resignation of the Dissolution Subsidiaries and the provisions of paragraph (b) (ii) above shall not apply to such Dissolution Subsidiaries provided that prior to or concurrently with the resignation of any Dissolution Subsidiary, all of its Subsidiaries shall be transferred to an existing Guarantor in the Group which has given a guarantee on similar (and no more limited) terms and the remainder of this Clause is complied with.

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SECTION 10
THE FINANCE PARTIES

28.	ROLE OF THE AGENT

28.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	Neither the Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.4	Business with the Group
The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.5	Rights and discretions of the Agent
(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

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(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.6	Majority Lenders' instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

28.7	Responsibility for documentation
The Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.8	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

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(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

28.9	Lenders' indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.10	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

28.11	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.12	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

28.13	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.14	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.15	Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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28.16	Agent's Management Time
Any amount payable to the Agent under Clause 17.3 (Indemnity to the Agent), Clause 19 (Costs and Expenses) and Clause 28.9 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources. The cost will be calculated on the basis of such reasonable daily or hourly rates as agreed between the Agent and the Company, and is in addition to any fee paid or payable to the Agent under Clause 14 (Fees).

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2	Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.5 (Partial payments).

30.3	Recovering Finance Party's rights
(a)	On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

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30.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5	Exceptions
(a)	This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11
ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor), Clause 31.4 (Clawback) and Clause 28.15 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Issuing Bank under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

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(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement and any amount due but unpaid under Clauses 7.4 (Claims under Letter of Credit) and 7.5 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

31.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

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32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES

33.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

33.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

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33.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.7	Obligors
(a)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents; and

(ii)	to sign all documents under or in connection with the Finance Documents.

(b)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(c)	The Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

(d)	Each Obligor (other than the Company) confirms that:

(i)	it will be bound by any action taken by the Company under or in connection with the Finance Documents; and

(ii)	each Finance Party may rely on any action purported to be taken by the Company on behalf of that Obligor.

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(e)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any Obligor of receipt by it of any notification under the Finance Documents.

(f)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.4	Interest Act (Canada)
For the purposes of the Interest Act (Canada), any rate of interest made payable under the terms of this Agreement at a rate or percentage (the "Contract Rate") for any period that is less than a consecutive 12 month period, such as a 360 or 365 day basis, (the "Contract Rate Basis") is equivalent to the yearly rate or percentage of interest determined by multiplying the Contract Rate by a fraction, the numerator of which is the number of days in the consecutive 12 month period commencing on the date such equivalent rate or percentage is being determined and the denominator of which is the number of days in the Contract Rate Basis. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

35.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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37.	AMENDMENTS AND WAIVERS

37.1	Required consents
(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

37.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.2 (Finance Parties' rights and obligations), Clause 26 (Changes to the Lenders) or this Clause 37; or

(viii)	the ranking or subordination provided for in the Subordination Agreement shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12
GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW
This Agreement is governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document. The Company accepts this appointment; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

40.3	Waiver of Jury Trial
Each of the parties to this Agreement irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any of the Finance Documents.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

The Original Parties

Part I
The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Enodis Holdings Limited	4330209
Enodis Group Limited	4330202
Enodis Corporation

Name of Original Guarantor	Country/State of Incorporation/Organisation	Registration number (or equivalent, if any)
Enodis Holdings Limited	England and Wales	4330209
Enodis Group Limited	England and Wales	4330202
Enodis Property Developments Limited	England and Wales	493522
Enodis Property Group Limited	England and Wales	2629464
Enodis UK Limited	England and Wales	1037372
Merrychef Limited	England and Wales	487712
Berisford Holdings Limited	England and Wales	2629465
Elvadene Limited	England and Wales	1680157
Enodis Industrial Holdings Limited	England and Wales	2887689
Enodis International Limited	England and Wales	2992272
Merrychef Holdings Limited	England and Wales	3274972
Berisford Limited	England and Wales	3991076
Waterroad Company Limited	England and Wales	3639331
Mile High Equipment Company	US - Colorado
Berisford Inc.	US - Delaware
Cleveland Range, LLC	US - Delaware
DFC Holding Corporation	US - Delaware
Enodis Corporation	US - Delaware
Jackson MSC Inc.	US - Delaware
Kysor Business Trust	US - Delaware
Kysor Holdings Inc.	US - Delaware
Scotsman Industries, Inc.	US - Delaware
Scotsman Group Inc.	US - Delaware
The Delfield Company	US - Delaware
Welbilt Holding Company	US - Delaware
Welbilt Walk-Ins, LP	US - Delaware
Lincoln Foodservice Products, Inc.	US - Indiana
Frymaster L.L.C.	US - Louisiana
Kysor CNI, Inc.	US - Michigan
Kysor Industrial Corporation	US - Michigan

79

Name of Original Guarantor	Country/State of Incorporation/Organisation	Registration number (or equivalent, if any)

Westran Corporation	US - Michigan
Garland Commercial Industries, Inc.	US - New York
Charles Needham Industries, Inc.	US - Texas
Cleveland Range Ltd.	Canada - Ontario	573749
Garland Commercial Ranges Limited	Canada - Ontario	812150
Convotherm-Elektrogeräte GmbH	Germany	HRB 50954
Enodis Deutschland GmbH	Germany	HRB 4452
Hartek Beverage Handling GmbH	Germany	HRB 37612
Enodis Holding GmbH	Germany	HRB 142314
Enodis Holding Deutschland GmbH	Germany	HRB 153540
Boek-en Offsetdrukkerij Kuyte B.V.	The Netherlands	23087166
Enodis Nederland B.V.	The Netherlands	27116495
Beleggingsmaatschappij Interrub B.V.	The Netherlands	33286045
Enodis France S.A.	France

80

Part II
The Original Lenders - other than UK Non Bank Lenders

Name of Original Lender	Commitment
Lloyds TSB Bank plc	$43,000,000
National Westminster Bank plc	$43,000,000
SunTrust Bank	$43,000,000
Wachovia Bank, N.A.	$43,000,000
The Governor and Company of the Bank of Scotland	$32,000,000
Comerica Bank	$21,000,000

81

Part III
The Original Lenders - UK Non Bank Lenders

Name of Original Lender	Commitment

82

SCHEDULE 2
Conditions Precedent

Part I
Conditions precedent to initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor, and for each Original Obligor incorporated in Germany, a certified copy of the Articles of Association (Satzung) and a certified extract from the German Commercial Register (Handelsregister) not older than 15 days as at the date of the signing of this Agreement.

(b)	A copy of the Extrait k-bis not more than one month old, in respect of each French Obligor.

(c)	A copy of a resolution of the board of directors of each Original Obligor (other than an Original Obligor incorporated in Germany) or a unanimous shareholders' declaration in the case of an Original Obligor incorporated in Canada or any province or territory thereof:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	In respect of each Original Obligor incorporated in Germany a copy of a shareholders' resolution (Gesellschafterbeschluss) signed by all the shareholders of each such German Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and instructing the managing director(s) of such German Obligor to execute the Finance Document to which it is a party as well as all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party and each such other resolution which might be required by such Germany Obligor's Articles of Association.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(f)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party (other than an Original Obligor incorporated in Germany or in Canada or any province or territory thereof).

(g)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(h)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

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2.	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of the Parent, together with the unaudited interim accounts for the period ending 03/04.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 14 (Fees) and Clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	A certificate from the Company certifying the current level of Total Consolidated Net Debt/Consolidated EBITDA for the purposes of calculating the initial Margin.

(e)	A copy of the Subordination Agreement and the Subordinated Intercompany Loan Agreement.

(f)	Evidence that all amounts owing under the Existing Facility Agreement will be repaid or prepaid on the first Utilisation Date and that the Existing Facility Agreement will be cancelled on that date.

(g)	A copy of the Group Structure Chart.

84

Part II
Conditions Precedent required to be delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor, and for each Additional Obligor incorporated in Germany, a certified copy of the Articles of Association (Satzung) and a certified extract from the German Commercial Register (Handelsregister) not older than 15 dates as of the date of the execution of the Accession Letter.

3.	A copy of a resolution of the board of directors of the Additional Obligor (other than an Additional Obligor incorporated in Germany) or a unanimous shareholders' declaration in the case of an Additional Obligor incorporated in Canada or any province or territory thereof:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	In respect of each Additional Obligor incorporated in Germany a copy of a shareholders' resolution (Gesellschafterbeschluss) signed by all the shareholders of each such German Obligor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents to which it is a party and instructing the managing director(s) of such German Obligor to execute the Accession Letter and such Finance Documents to which it is a party as well as all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party and each such other resolution which might be required by such German Obligor's Articles of Association.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party (other than an Additional Obligor incorporated in Germany or in Canada or any province or territory thereof).

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	A legal opinion of Linklaters, legal advisers to the Agent in England.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Obligor is incorporated.

85

SCHEDULE 3
Requests

Part IA
Utilisation Request
Loans

From: [Borrower]

To: The Royal Bank of Scotland plc

Dated:

Dear Sirs

Enodis Holdings Limited - $225,000,000 Facility Agreement
dated [      ] (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

[5.	The Lenders are hereby requested to provide to the US Borrower a fully completed applicable IRS form pursuant to the definition of "US Qualifying Lender" sent out in Clause 15.1(a) (Definitions) or, as necessary, an updated applicable IRS form pursuant to Clause 15.2(d)(vi) (Tax gross up).][1]

[5./6.] This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[relevant Borrower]

___________________
1 To be included if request for Utilisation is being made for a Loan by a US Borrower.
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Part IB
Utilisation Request
Letters of Credit

From:  [Borrower]

To:      The Royal Bank of Scotland plc

Dated:

Dear Sirs

Enodis Holdings Limited - $225,000,000 Facility Agreement
dated [        ] (the "Facility Agreement")

1.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility
Beneficiary:	[ ]
Term or Expiry Date:	[ ]
2.	We confirm that each condition specified in paragraph (b) of Clause 6.6 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

3.	We attach a copy of the proposed Letter of Credit.

[4.	The Lenders are hereby requested to provide to the US Borrower a fully completed applicable IRS form pursuant to the definition of "US Qualifying Lender" sent out in Clause 15.1(a) (Definitions) or, as necessary, an updated applicable IRS form pursuant to Clause 15.2(d)(vi) (Tax gross up).][2]

[4./5.]   This Utilisation Request is irrevocable.

Delivery Instructions:

[specify delivery instructions].

Yours faithfully

…………………………………
authorised signatory for
[relevant Borrower]

___________________
2  To be included if request for Utilisation is being made for a Loan by a US Borrower.

87

SCHEDULE 4
Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01
    100- (A + C)         per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01
   300     per cent. per annum.

Where:

A      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B      is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 11.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C      is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D      is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E      is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

88

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

89

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

90

SCHEDULE 5
Form of Transfer Certificate

To:  The Royal Bank of Scotland plc as Agent

From:        [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

Enodis Holdings Limited - $225,000,000 Facility Agreement
dated [       ] (the "Agreement")

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.][3]

____________________
3 Include if New Lender comes within paragraph (ii) of the definition of "UK Qualifying Lender" in Clause 15.1 (Definitions)

91

[4]             The New Lender confirms that it :

[is not a UK Qualifying Lender] 4

[is a UK Qualifying Lender falling within paragraph (i) of the definition thereof]5

[is a UK Qualifying Lender falling within paragraph (ii) of the definition thereof]6

[is a UK Qualifying Lender which is a Treaty Lender with respect to the United Kingdom]7

[Only one of these confirmations will apply - the other three should be deleted]

[4/5]     This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6]     This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

The Royal Bank of Scotland plc

By:
___________________________________
4 Include if the New Lender is not a Qualifying Lender, e.g. a person resident in the Caymans or another jurisdiction without a suitable tax treaty with the UK. Please note payments of interest by UK obligors to such persons will be subject to withholding tax.

5 Include if the New Lender is a "s349 bank" falling within paragraph (i)

6 Include if the New Lender is a UK non-bank entity falling within paragraph (ii)

7 Include if the New Lender is a non-UK person acting from a non-UK branch and which is a Treaty Lender

92

SCHEDULE 6
Form of Accession Letter

To:     The Royal Bank of Scotland plc as Agent

From:  [Subsidiary] and Enodis Holdings Limited

Dated:

Dear Sirs

Enodis Holdings Limited - $225,000,000 Facility Agreement
dated [        ] (the "Agreement")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [27.2 (Additional Borrowers)]/[Clause 27.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Any guarantee limitation language required].

4.	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by a deed.]

[Company]	[Subsidiary]

93

SCHEDULE 7
Form of Resignation Letter

To:     The Royal Bank of Scotland plc as Agent

From:  [resigning Obligor] and Enodis Holdings Limited

Dated:

Dear Sirs

Enodis Holdings Limited - [       ] Facility Agreement
dated [       ] (the "Agreement")

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 27.3 (Resignation of a Borrower)]/[Clause 27.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]¬

4.	This Resignation Letter is governed by English law.

[Company]	[Subsidiary]
By:	By:

____________________
¬ Insert any other conditions required by the Facility Agreement.

94

SCHEDULE 8
Form of Compliance Certificate

To:       The Royal Bank of Scotland plc as Agent

From:    Enodis Plc/Topco

Dated:

Dear Sirs

Enodis Holdings Limited - $225,000,000 Facility Agreement
dated [         ] (the "Agreement")

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants]

3.	[We confirm that no Default is continuing.] ¬

Signed:	…............
Director
of
Enodis Plc/Topco

_________________
¬ If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

95

SCHEDULE 9
Existing Security

1.	Mortgage on plant and certain equipment of Mile High Equipment Company to secure the indebtedness of Mile High and Enodis Corporation with respect to (i) the $4,500,000 Industrial Development Revenue Bonds of the City and County of Denver, Colorado (Sunbeam Corporation Project) Series 1977 issued by the City and County of Denver, Colorado and (ii) the Financing Agreement dated as of May 1, 1977 between the City and County of Denver, Colorado and Sunbeam Corporation executed in connection with such bonds.

2.	Mortgage on Cleveland’s land and building to secure Cleveland’s obligations under the Loan Agreement with the City of Cleveland.

3.	Capitalised leases or purchase money liens for the deferred purchase price for equipment existing on the date of the Credit Agreement and reflected in the Enodis plc consolidated financial statements in an amount not in excess of £1,400,000.

4.	Security interest granted in all right and title to the lease and certain proceeds under the lease and indenture, granted pursuant to a Trust Indenture, dated as of August 1, 1981, between The Industrial Development Board of the Town of Covington and First Tennessee Bank, N.A., relating to The Industrial Development Board of the Town of Covington Industrial Revenue Bonds (Litton Industries, Inc. Project) Series 1981.

5.	Lease by Kysor Industrial Corporation on plant and certain equipment of Kysor Industrial Corporation located at 5 Mutec Drive, Columbus, Georgia with respect to $6,600,000 Industrial Development Revenue Bonds (Kysor Industrial Project) Series 1996 owned by Kysor Industrial Corporation.

6.	Security interest granted in all right and title to certain equipment and proceeds under the lease and indenture, granted pursuant to an Indenture and Security Agreement, dated as of September 1, 1984, between The Industrial Development Board of the Town of Covington and NCNB National Bank of North Carolina, relating to The Industrial Development Board of the Town of Covington Industrial Revenue Bonds (Alco Standard Foodservice Equipment Company Project) Series 1984.

7.	Encumbrances and easements contained or referred to in the documents of title of the real property of Whitlenge Drink Equipment Ltd. listed below, which property has an aggregate net book value of not more than $180,000:

(a)	Unit 8, Halesowen Industrial Park, Chancel Way, Halesowen, West Midlands;

(b)	Unit 9 Halesowen Industrial Park, Halesowen, West Midlands;

(c)	Units 10, 11 and 12 Halesowen Industrial Park, Chancel Way, Halesowen, West Midlands; and

(d)	Unit 13, Halesowen Industrial Park, Chancel Way, Halesowen, West Midlands.

8.	Sale and Lease Back Program - Pursuant to the Grant Agreement and Lease Agreement both dated November 3, 1999, the State of Kentucky made a grant to the City of Barbourville to purchase $200,000 of manufacturing equipment from Jackson. Jackson leases the equipment back for $20 ($1 per year) over a term of 20 years.

96

Member of the Group creating security	Details of security	Beneficiary of security
Enodis Property Developments Limited	Legal Charge created 3 July 2000	David Wilson Homes Limited
Enodis Property Developments Limited	Legal Charge created 3 July 2000	Redrow Homes (South East) Limited
Enodis Property Developments Limited	Legal Charge created 13 July 2001	Knight Developments Limited
Enodis Property Developments Limited	Legal Charge created 18 September 2001	Alfred McAlpine Homes Ltd.
Enodis Property Developments Limited	Legal Charge created 18 September 2001	Wilcon Homes Ltd.
Enodis Property Developments Limited	Legal Charge created 20 September 2002	David Wilson Homes Limited
Enodis Property Developments Limited	Legal Charge created 29 August 2003	George Wimpey East London Limited

97

SCHEDULE 10
Form of Confidentiality Undertaking

To:

[insert name of Potential Lender]

Re: The Facilities
Borrower Enodis Holdings Limited Amount: $225,000,000 Agent: The Royal Bank of Scotland plc

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

98

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

99

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below):

"Confidential Information" means any information relating to the Borrower, the Group, and the Facilities including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

"Permitted Purpose" means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................

For and on behalf of
Existing Lender

To:        [Existing Lender]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

…................................

For and on behalf of
[Potential Lender]

100

SCHEDULE 11
Timetables

Part I
Loans

	Loans in euro	Loans in domestic sterling	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	-	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 11.00am	U-1 11.00am	U-3 11.00am
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.5 (Lenders' participation)	U-3 noon	U-1 noon	U-3 noon
Agent notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders' participation)	U-3 3.00pm	U-1 3.00pm	U-3 3.00pm
Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)
Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)143
LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

"U" = date of utilisation

"U - X" = X Business Days prior to date of utilisation

101

Part II
Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Letters of Credit))	U - 3 11.00 a.m.
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under Clause 6.6 (Issue of Letters of Credit) and notifies the Issuing Bank and the Lenders of the Letter of Credit in accordance with 6.6 (Issue of Letters of Credit)

U - 1 noon
Delivery of a duly completed Renewal Request (Clause 6.8 (Renewal of a Letter of Credit)

"U" = date of utilisation

"U - X" = Business Days prior to date of utilisation

102

SCHEDULE 12
Existing Letters of Credit

APPLICANT	BENEFICIARY	BANK	CURRENCY	AMOUNT	MATURITY
Delfield	Bureau of workers Disability Compensation	The Royal Bank of Scotland plc	USD	250,000	31/05/2005
Kysor Industrial Corp	Employers Insurance of Wausau, A Mutual Company	The Royal Bank of Scotland plc	USD	1,300,000	16/01/2005
Scotsman Group Inc	US Bank National Association	The Royal Bank of Scotland plc	USD	9,597,645.82	11 July 2005
Enodis Corp	The Travellers Indemnity Company	The Royal Bank of Scotland plc	USD	6,350,000	30/09/2004
Enodis Plc	The International Bank of Paris and Shanghai	The Royal Bank of Scotland plc	USD	1,000,000	15/01/2005
Enodis Plc	Frank Dittmann and Werner Schwarzbacker	The Royal Bank of Scotland plc	EUR	1,200,472.43	31 December 2004
Kysor Warren Mexico	Finanzas Monterrey SA, for Kysor Warren Mexico	The Royal Bank of Scotland plc	USD	300,000	30 September 2004
Kysor Warren Mexico	Finanzas Monterrey SA, for Kysor Warren Mexico	The Royal Bank of Scotland plc	USD	300,000	9 October 2004
Kysor Warren Mexico	Finanzas Monterrey SA, for Kysor Warren Mexico	The Royal Bank of Scotland plc	USD	900,000	31 July 2005
Enodis Property Developments Ltd	Birse Civils Limited	The Royal Bank of Scotland plc	GBP	250,000	31 March 2005
Enodis Corp	Westchester Fire Insurance Company	The Royal Bank of Scotland plc	USD	9,483,253.62	20/01/2005

103

SCHEDULE 13
Form of Letter of Credit

To:	[Beneficiary]
(the "Beneficiary")

[Date]
            Irrevocable Standby Letter of Credit no.[          ]

At the request of [     ], [Issuing bank] (the "Issuing Bank") issues this irrevocable standby letter of credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means [                                   ].

"Total L/C Amount" means [                                ].

2.	Issuing Bank's agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [ ] p.m. ([London] time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [ ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

104

All payments under this Letter of Credit shall be made in [                ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[

]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

[Issuing Bank]

By:

105

SCHEDULE

Form of Demand

To:    [ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [        ] issued in favour of [BENEFICIARY] (the "Letter of Credit")

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)                  (Authorised Signatory)

   For

   [BENEFICIARY]

106

SCHEDULE 14
Material Subsidiaries

Garland Commercial Ranges, Ltd
Enodis Holding GmbH
Enodis Holding Deutschland GmbH
Boek-en Offsetdrukkerij Kuyte B.V.
Enodis Nederland B.V.
Beleggingsmaatschappij Interrub BV
Enodis Property Developments Limited
Enodis Holdings Limited
Enodis Group Limited
Enodis Property Group Limited
Berisford Holdings Limited
Enodis Industrial Holdings Limited
Enodis International Limited
Waterroad Company Limited
Berisford Limited
Cleveland Range LLC
The Delfield Company
Welbilt Walk-Ins, LP
Scotsman Group Inc
Scotsman Industries, Inc
Berisford Inc
Kysor Business Trust
Enodis Corporation
Welbilt Holding Company
DFC Holding Corporation
Kysor Holdings Inc
Lincoln Foodservice Products Inc
Frymaster L.L.C.
Kysor Industrial Corporation
Kysor CNI, Inc
Garland Commercial Industries, Inc
Charles Needham Industries, Inc.
Frimont SpA

107

SCHEDULE 15
dissolution subsidiaries

Berisford Holdings Ltd
Elvadene Ltd
Merrychef Holdings Ltd
Enodis Property Group Ltd
Kysor Business Trust
DFC Holding Corporation
Kysor Holdings Inc
Westran Corporation
Kysor CNI, Inc
Charles Needham Industries, Inc

108

SIGNATURES

THE COMPANY

ENODIS HOLDINGS LIMITED

By:  DAVID HOOPER

Address: Washington House
40-41 Conduit Street
London W1S 2YQ

Fax: 020 7304 6001

THE ORIGINAL BORROWERS

ENODIS HOLDINGS LIMITED

By:  DAVID HOOPER

ENODIS GROUP LIMITED

By:  DAVID HOOPER

ENODIS CORPORATION

By: DAVID HOOPER

THE ORIGINAL GUARANTORS

ENODIS HOLDINGS LIMITED

By:  DAVID HOOPER

ENODIS GROUP LIMITED

By:  DAVID HOOPER

ENODIS PROPERTY DEVELOPMENTS LIMITED

By:  DAVID HOOPER

ENODIS PROPERTY GROUP LIMITED

By:  DAVID HOOPER

ENODIS UK LIMITED

By:  DAVID HOOPER

MERRYCHEF LIMITED

By:  DAVID HOOPER

BERISFORD HOLDINGS LIMITED

By:  DAVID HOOPER

ELVADENE LIMITED

By:  DAVID HOOPER

ENODIS INDUSTRIAL HOLDINGS LIMITED

By:  DAVID HOOPER

109

ENODIS INTERNATIONAL LIMITED

By:  DAVID HOOPER

MERRYCHEF HOLDINGS LIMITED

By:  DAVID HOOPER

BERISFORD LIMITED

By:  DAVID HOOPER

WATERROAD COMPANY LIMITED

By:  DAVID HOOPER

MILE HIGH EQUIPMENT COMPANY

By:  DAVID HOOPER

BERISFORD INC.

By:  DAVID HOOPER

CLEVELAND RANGE, INC.

By:  DAVID HOOPER

DFC HOLDING CORPORATION

By:  DAVID HOOPER

ENODIS CORPORATION

By: DAVID HOOPER

JACKSON MSC INC.

By:  DAVID HOOPER

KYSOR BUSINESS TRUST

By:  DAVID HOOPER

KYSOR HOLDINGS INC.

By:  DAVID HOOPER

SCOTSMAN INDUSTRIES, INC.

By:  DAVID HOOPER

SCOTSMAN GROUP INC.

By:  DAVID HOOPER

THE DELFIELD COMPANY

By:  DAVID HOOPER

WELBILT HOLDING COMPANY

By:  DAVID HOOPER

110

WELBILT WALK-INS, LP

By:  DAVID HOOPER

LINCOLN FOODSERVICE PRODUCTS, INC.

By:  DAVID HOOPER

FRYMASTER L.L.C.

By:  DAVID HOOPER

KYSOR CNI, INC.

By:  DAVID HOOPER

KYSOR INDUSTRIAL CORPORATION

By:  DAVID HOOPER

WESTRAN CORPORATION

By:  DAVID HOOPER

GARLAND COMMERCIAL INDUSTRIES, INC.

By: DAVID HOOPER

CHARLES NEEDHAM INDUSTRIES, INC.

By:   DAVID HOOPER

CLEVELAND RANGE LTD.

By:  DAVID HOOPER

GARLAND COMMERCIAL RANGES LIMITED

By:  DAVID HOOPER

CONVOTHERM-ELEKTROGERÄTE GMBH

By:  MANFRED SUSSMANN GEORG POLLINGER

ENODIS DEUTSCHLAND GMBH

By:  HANS KUMMERT

HARTEK BEVERAGE HANDLING GMBH

By:  GUNTER KONIG

ENODIS HOLDING GMBH

By:  DAVID HOOPER

ENODIS HOLDING DEUTSCHLAND GMBH

By:  DAVID HOOPER

BOEK-EN OFFSETDRUKKERIJ KUYTE B.V.

By:  DAVID HOOPER

ENODIS NEDERLAND B.V.

By:  DAVID HOOPER

111

BELEGGINSMAATSCHAPPIJ INTERRUB B.V.

By:  DAVID HOOPER

ENODIS FRANCE S.A.

By:  DAVID HOOPER

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By:  MICHAEL PORTER

Address:   7th Floor
135 Bishopsgate
London EC2M 3UR

Fax:  020 7375 5143

Attention:  Mark Harrison, Loans Agency

THE ISSUING BANK

THE ROYAL BANK OF SCOTLAND PLC

By: MICHAEL PORTER

THE ORIGINAL LENDERS

LLOYDS TSB BANK PLC

By:  KEVIN STANNARD

NATIONAL WESTMINSTER BANK PLC

By:  MICHAEL PORTER

SUNTRUST BANK

By: FRANK BAKER

WACHOVIA BANK, N.A.

By:  CARRIE BOERICKE

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By:  KATY WHITE

COMERICA BANK

By:  AURORA BATTAGLIA

MANDATED LEAD ARRANGERS

LLOYDS TSB BANK PLC

By:  JEREMY PERL

112

THE ROYAL BANK OF SCOTLAND PLC

By:  MICHAEL PORTER

SUNTRUST BANK

By:  FRANK BAKER

WACHOVIA BANK, N.A.

By: CARRIE BOERICKE

SENIOR LEAD MANAGER

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By:  KATY WHITE

LEAD MANAGER

COMERICA BANK

By:  AURORA BATTAGLIA

113